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                                                        Exhibit 12
                                                        File No. 1-8606

                   BELL ATLANTIC CORPORATION AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
                             (Dollars in Millions)

                                                               Years Ended December 31,
                                                  ------------------------------------------------
                                                  1993       1992       1991       1990       1989
                                                  ----       ----       ----       ----       ----
Income before provision for income
  taxes, extraordinary item, and cumulative
  effect of changes in accounting principles..  $2,273.6   $2,025.7   $1,894.7   $1,900.1   $1,494.9
Equity in income of less than
  majority-owned subsidiaries.................     (48.3)     (52.4)     (79.5)     (52.5)     (26.7)
Dividends from less than majority-
  owned subsidiaries..........................      73.4       48.3       64.6       41.2       13.3
Interest expense, including interest
  on capital lease obligations................     719.6      828.7    1,000.8      960.8      786.1
Portion of rent expense representative
  of the interest factor......................     102.6       98.6       99.4      100.8       97.8
                                                --------   --------   --------   --------   --------
Income, as adjusted...........................  $3,120.9   $2,948.9   $2,980.0   $2,950.4   $2,365.4
                                                ========   ========   ========   ========   ========

Fixed charges:
Interest expense, including interest
  on capital lease obligations................  $  719.6   $  828.7   $1,000.8   $  960.8   $  786.1
Portion of rent expense representative
  of the interest factor......................     102.6       98.6       99.4      100.8       97.8
Interest capitalized on construction..........       1.1        3.2        6.4       14.2       17.3
                                                --------   --------   --------   --------   --------
Fixed charges.................................  $  823.3   $  930.5   $1,106.6   $1,075.8   $  901.2
                                                ========   ========   ========   ========   ========

Ratio of Earnings to Fixed Charges............      3.79       3.17       2.69       2.74       2.62
                                                ========   ========   ========   ========   ========
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